Exhibit 99.1
NPK INTERNATIONAL INC.
APPOINTS NEW MEMBER TO THE BOARD OF DIRECTORS
THE WOODLANDS, TEXAS – March 11, 2025 – NPK International Inc. (NYSE: NPKI) (“NPK” or the “Company”) announced today that Jospeh A. Cutillo has been appointed as a new member to its board of directors, effective March 10, 2025.
Mr. Cutillo brings over 30 years of experience in strategy and operations associated with the development of critical infrastructure, transportation and datacenter construction projects. He has served as the Chief Executive Officer of Sterling Infrastructure, Inc. (NASDAQ: STRL) (“Sterling”) since 2017. Prior to his appointment as Chief Executive Officer of Sterling, Mr. Cutillo held varying positions of increasing responsibility at Sterling, including Vice President, Strategy & Business Development, Executive Vice President and Chief Business Development Officer and President. Prior to joining Sterling, Mr. Cutillo was President and Chief Executive Officer of Inland Pipe Rehabilitation LLC, a private equity-backed trenchless pipe rehabilitation company, from August 2008 to October 2015. Mr. Cutillo currently serves on the board and executive committee of the American Road and Transportation Builders Association and as a member of the Northeastern University Civil and Environmental Engineering Industry Advisory Board. In December 2024, Mr. Cutillo was appointed to the Working Group on Covered Resources for the Federal Highway Administration. He holds a B.S. in Mechanical Engineering from Northeastern University, where he was a member of the National Honor Society for Mechanical Engineers. Additional information regarding Mr. Cutillo and other members of NPK’s Board of Directors can be found at https:/npki.com/company/leadership/.
Mr. Cutillo will also serve as a member of NPK’s Audit Committee, Compensation Committee, and Environmental, Social and Governance Committee.
Commenting on the appointment, Rose M. Robeson, Chairman of NPK’s Board of Directors, stated, “As we accelerate the growth of our specialty rental and services platform, Joe’s extensive career in scaling businesses within critical infrastructure markets will provide valuable perspective to the Company. His long track record of value creation for shareholders through execution of strategy and operational excellence is uniquely aligned with our Company’s transformation goals. Joe exemplifies the values of our Company, and we look forward to benefiting from his experiences, perspectives and insights.”

ABOUT NPK INTERNATIONAL
NPK International Inc. is a temporary worksite access solutions company that manufactures, sells, and rents recyclable composite matting products, along with a full suite of services, including planning, logistics, and site restoration. As a geographically diversified company, the Company delivers superior quality and reliability across critical infrastructure markets, including electrical transmission and distribution, oil and gas exploration, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.npki.com.
IR CONTACT
Noel Ryan or Paul Bartolai
Investors@npki.com